UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 6, 2005

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       Entry into a Material Definitive Agreement.

As reported in the Company’s Report on Form 8-K filed on March 1, 2005, Samuel B. Fuller, Executive Vice President – Development and Construction, will leave the Company on April 30, 2005.  On April 6, 2005, the Company entered into an agreement with Mr. Fuller regarding his departure from the Company that is consistent with the expected terms described in the March 1, 2005 Report on Form 8-K.  Specifically, under the agreement Mr. Fuller will provide consulting services to the Company for up to one year following his departure; will agree not to solicit the Company’s employees for hire during the consulting period and for one year thereafter; and will agree not to become employed by another publicly traded multifamily rental company or major multi-region private multifamily rental company during the consulting period.  Mr. Fuller will receive as cash severance $2,031,945.  Additional cash payments consist of consulting payments of $5,000 per month during the consulting period, a cash bonus for 2005 of $68,074, reimbursement of up to $45,000 for certain professional services, and payment for 24 months of medical and disability insurance coverage.  Mr. Fuller will also receive for his four months of employment during 2005 a grant of 1,637 shares of common stock and employee stock options for 16,267 shares which will be exercisable for five years.  All options and restricted shares owned by Mr. Fuller will vest on his departure date.  The Company will continue to pay premiums on a whole-life insurance policy in accordance with the terms of Mr. Fuller’s employment agreement and split dollar endorsement agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Executive Vice President – Chief Financial Officer

Date: April 11, 2005